This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated December 15, 2025

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

(To Prospectus dated April 13, 2023, Prospectus Supplement dated April 13, 2023, Product Supplement No. EQUITY MLI-1 dated August 6, 2024 and Prospectus Addendum dated June 3, 2024)

Units $10 principal amount per unit CUSIP No. 48134M844	Pricing Date* Settlement Date* Maturity Date*	December , 2025 December , 2025 December , 2027
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

JPMorgan Chase Financial Company LLC

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc.

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

￭Maturity of approximately two years, if not called prior to maturity

￭Automatic call of the notes at [$12.50 - $12.70] per unit, payable on the Call Settlement Date, if the Observation Value of the Common Stock of Broadcom Inc. is flat or increases above 100.00% of the Starting Value on the Call Observation Date

￭The Call Observation Date will occur approximately one year after the pricing date

￭If the notes are not called, at maturity:

￭150.00% leveraged upside exposure to increases in the Market Measure

￭A positive return equal to the absolute value of the percentage decline in the value of the Market Measure only if the Market Measure does not decline by more than 35.00% (e.g., if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%)

￭If the Market Measure declines by more than 35.00% from the Starting Value, 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of your principal at risk

￭All payments are subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes

￭No periodic interest payments

￭Limited secondary market liquidity, with no exchange listing

￭Investors in the notes should be willing to forgo dividend and interest payments and will be willing to accept the risk of losing some or all of their principal amount at maturity

￭Limited secondary market liquidity, with no exchange listing

￭The notes will be issued in denominations of whole “units”. Each unit will have a principal amount of $10.00.

The notes are being issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) and are fully and unconditionally guaranteed by JPMorgan Chase & Co. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” on page PS-6 of the accompanying product supplement, page S-2 of the accompanying prospectus supplement and Annex A of the accompanying prospectus addendum.

The initial estimated value of the notes, when the terms of the notes are set, will be provided in the final term sheet and is expected to be between $[9.40] and $[9.644] per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “The Estimated Value of the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$
Underwriting discount(1)	$ 0.125	$
	$ 0.05	$
Proceeds, before expenses, to JPMorgan Financial	$ 9.825	$

(1)The underwriting discount reflects a sales commission of $0.125 per unit and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

J.P. Morgan Securities LLC

December , 2025

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Summary

The Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027 (the “notes”) are our unsecured and unsubordinated obligations. Payments on the notes are fully and unconditionally guaranteed by JPMorgan Chase & Co. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Financial from time to time outstanding. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co., except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of JPMorgan Financial, as issuer, and JPMorgan Chase & Co., as guarantor.

The notes will be automatically called at the Call Amount if the Observation Value of the Market Measure, which is the Common Stock of Broadcom Inc. (the “Market Measure”), is equal to or greater than the Call Value on the Call Observation Date. No further amounts will be payable with respect to the notes following an automatic call. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value of the Market Measure is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive a return equal to the absolute value of the percentage decline in the Market Measure from the Starting Value to the Ending Value (e.g. if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Underlying Stock from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, JPMorgan Chase & Co.’s and our other affiliates’ pricing models, which take into consideration JPMorgan Chase & Co.’s internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes.

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.

Terms of the Notes
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.	Call Settlement Date:

Approximately the fifth business day following the Call Observation Date, subject to postponement if the Call Observation Date is postponed, as described beginning on page PS-29 of the accompanying product supplement.

Guarantor:	JPMorgan Chase & Co.	Call Premium:

[$2.50 - $2.70] per unit if called on the Call Observation Date (which represents a return of [25.00% - 27.00%] over the principal amount). The actual Call Premium will be determined on the pricing date.

Principal Amount:	$10.00 per unit	Ending Value:

The Closing Market Price of the Market Measure on the Final Calculation Day, multiplied by its Price Multiplier as of that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-29 of the accompanying product supplement.

Term:	Approximately two years, if not called	Threshold Value:	65.00% of the Starting Value.
Market Measure:	The Common Stock of Broadcom Inc., (Nasdaq Global Select Market symbol: “AVGO”)	Participation Rate:	150.00%.
Starting Value:	The Closing Market Price of the Market Measure on the pricing date.	Final Calculation Day / Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Observation Value:	The Closing Market Price of the Market Measure on the Call Observation Date, multiplied by its Price Multiplier as of that day.	Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Market Measure, as described beginning on page PS-41 of the accompanying product supplement.
Call Observation Date:

On or about December , 2026, approximately one year after the pricing date. The Call Observation Date is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-29 of the accompanying product supplement.

		Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-2

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Call Value:	100.00% of the Starting Value.	Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of JPMorgan Financial.
Call Amount (per Unit):	[$12.50 - $12.70] if called on the Call Observation Date. The actual Call Amount will be determined on the pricing date.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-3

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on the Call Settlement Date if the Observation Value on the Call Observation Date is equal to or greater than the Call Value. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Is the Ending Value greater than the Starting Value?

Yes →

You will receive per unit:

$$\$10 + \left[\$10 \times \text{Participation Rate} \times \left(\frac{\text{Ending Value} - \text{Starting Value}}{\text{Starting Value}}\right)\right]$$

No ↓

Is the Ending Value greater than or equal to the Threshold Value?

Yes →

You will receive per unit:

$$\$10 + \left[\$10 \times \left(\frac{\text{Starting Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$$

No ↓

You will receive per unit:

$$\$10 - \left[\$10 \times \left(\frac{\text{Starting Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$$

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-4

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement No. EQUITY MLI-1 dated August 6, 2024:

https://www.sec.gov/Archives/edgar/data/19617/000121390024065741/ea178829_424b2.htm

￭Prospectus supplement and prospectus, each dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

￭Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

These documents (together with this preliminary term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, JPMorgan Chase & Co. and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to JPMorgan Financial, and not to JPMorgan Chase & Co.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You are willing to receive a return on your investment capped at the Call Premium if the Observation Value is equal to or greater than the Call Value.

￭You anticipate that the notes will be automatically called or that the Market Measure will either increase from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.

￭You are willing to risk a loss of principal and return if the notes are not automatically called and the Market Measure decreases from the Starting Value to an Ending Value that is below the Threshold Value.

￭You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

￭You are willing to forgo dividends or other benefits of owning shares of the Market Measure.

￭You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and JPMorgan Chase & Co.’s actual and perceived creditworthiness, JPMorgan Chase & Co.’s internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, and JPMorgan Chase & Co.’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

￭You wish to make an investment that cannot be automatically called prior to maturity.

￭You believe that the notes will not be automatically called, the Market Measure will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

￭You seek principal repayment or preservation of capital.

￭You seek interest payments or other current income on your investment.

￭You want to receive dividends or other distributions paid on shares of the Market Measure.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take JPMorgan Chase & Co.’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-5

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Call Observation Date.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier

This graph reflects the returns on the notes, based on the Participation Rate of 150.00% and the Threshold Value of 65% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Call Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 65, the Participation Rate of 150.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, whether the notes are called on the Call Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Market Measure” section below. The Observation Value and the Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
64.00	-36.00%	$6.40	-36.00%
65.00(1)	-35.00%	$13.50	35.00%
70.00	-30.00%	$13.00	30.00%
80.00	-20.00%	$12.00	20.00%
90.00	-10.00%	$11.00	10.00%
95.00	-5.00%	$10.50	5.00%
97.00	-3.00%	$10.30	3.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.50	15.00%
120.00	20.00%	$13.00	30.00%
130.00	30.00%	$14.50	45.00%
140.00	40.00%	$16.00	60.00%
150.00	50.00%	$17.50	75.00%

(1)This is the hypothetical Threshold Value.

(2)The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-6

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 60.00, or 60.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 65.00
Ending Value: 60.00
= $6.00 Redemption Amount per unit
Example 2
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 65.00
Ending Value: 90.00

= $11.00 Redemption Amount per unit, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Market Measure.

Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $11.50 Redemption Amount per unit

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-7

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-2 of the prospectus supplement and Annex A of the prospectus addendum identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

￭There is no fixed principal repayment amount on the notes at maturity. If the notes are not automatically called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount of your notes.

￭Your potential for a positive return based on the depreciation of the Market Measure is limited. The benefit of the absolute value return feature applies only if the notes are not called and the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 65.00% of the Starting Value, any positive return due to the depreciation of the Market Measure will be limited to 35.00%. Any decline in the Ending Value from the Starting Value by more than 35.00% will result in a loss, rather than a positive return, on the notes.

￭Payments on the notes will not reflect changes in the value of the Market Measure other than on the Call Observation Date or the Final Calculation Day. As a result, even if the price of the Market Measure increases during the term of the notes, you will not receive the Call Amount if the Observation Value on the Call Observation Date is less than the Call Value. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the price of the Market Measure was always greater than the Threshold Value prior to such Final Calculation Day.

￭Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭If the notes are called, your investment return is limited to the return represented by the Call Premium. If, on the Call Observation Date, the Observation Value is greater than or equal to the Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the Call Premium, regardless of the extent of the increase in the value of the Market Measure.

￭If the notes are called, you will be subject to reinvestment risk.

￭Your investment return may be less than a comparable investment directly in the Market Measure.

￭Payments on the notes are subject to the credit risk of JPMorgan Financial, as issuer, and the credit risk of JPMorgan Chase & Co., as guarantor, and any actual or perceived changes in our or JPMorgan Chase & Co.’s creditworthiness are expected to affect the value of the notes. If we and JPMorgan Chase & Co. become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

￭As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

Valuation- and Market-related Risks

￭The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this term sheet.

￭The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-8

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this term sheet.

￭The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this term sheet.

￭We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

￭Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

￭The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Market Measure.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying product supplement.

￭A trading market is not expected to develop for the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

￭Our hedging and trading activities (including trades in shares of the Market Measure) and any hedging and trading activities we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

￭There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

￭The issuer of the Market Measure will have no obligations relating to the notes, and none of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates will perform any due diligence procedures with respect to the issuer of the Market Measure in connection with this offering.

￭You will have no rights (such as voting or dividends) of a holder of the Market Measure and you will not be entitled to receive shares of the Market Measure or dividends or other distributions by the Market Measure.

￭While we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates may from time to time own securities of the Market Measure, we, JPMorgan Chase & Co., JPMS and MLPF&S and our other and their affiliates do not control the Market Measure, and have not verified any disclosure made by any other company. You should undertake your own investigation into the Market Measure and its issuer. We are not responsible for the Market Measure issuer’s public disclosure information, whether contained in SEC filings or otherwise.

￭Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the Notes—Anti-Dilution Adjustments Relating to Underlying Stocks” beginning on page PS-42 of the accompanying product supplement. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-9

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

Tax-related Risks

￭The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-61 of the accompanying product supplement.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-10

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

The Market Measure

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Market Measure is registered under the Securities Exchange Act of 1934, as amended, the issuer of the Market Measure is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the issuer of the Market Measure can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Market Measure or to any other securities of the issuer of the Market Measure. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates has participated or will participate in the preparation of the issuer of the Market Measure’s publicly available documents. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates has made any due diligence inquiry with respect to the issuer of the Market Measure in connection with the offering of the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates makes any representation that the publicly available documents or any other publicly available information regarding the issuer of the Market Measure are accurate or complete.

Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Market Measure, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the issuer of the Market Measure could affect the value of the Market Measure and therefore could affect your return on the notes. The selection of the Market Measure is not a recommendation to buy or sell the Market Measure.

Common Stock of Broadcom Inc.

Broadcom Inc. designs, develops and supplies a range of semiconductor and infrastructure software solutions. This Market Measure trades on the Nasdaq Global Select Market under the symbol "AVGO". The company's CIK number is 0001730168.

The following graph shows the daily historical performance of the Market Measure on its primary exchange for the period from January 2, 2015 through December 12, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2025, the Closing Market Price of the Market Measure was $359.93. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Market Measure

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Market Measure during any period set forth above is not an indication that the price per share of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Market Measure.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-11

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Supplement to the Plan of Distribution; Conflicts of Interest

See “Plan of Distribution (Conflicts of Interest)” on page PS-59 of the accompanying product supplement.

JPMS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will purchase the notes from JPMS for resale and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and JPMorgan Financial are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging the Issuer’s obligations under the notes. The offer and sale of the notes by JPMS will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of notes of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of the Issuer may sell the notes to any of its discretionary accounts without the specific written approval of the customer.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.

The value of the notes shown on your account statement will be based on JPMS’ estimate of the value of the notes if JPMS were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that JPMS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in any secondary market.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-12

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Examples of Hypothetical Payments” in this term sheet for an illustration of the risk-return profile of the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account the Issuer’s internal secondary market funding rates for structured debt issuances, and, also, because secondary market prices (a) exclude referral fees, if any, and structuring fees, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Risk Factors — Valuation- and Market-related Risks — Secondary trading may be limited.” in the accompanying product supplement for additional information about additional factors that will impact any secondary market prices of the notes.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-13

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Valuation- and Market-related Risks” in this term sheet. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Valuation- and Market-related Risks” in this term sheet.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Valuation- and Market-related Risks” in this term sheet.

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Summary Tax Consequences

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. EQUITY MLI-1. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-15

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due December , 2027

Where You Can Find More Information

We and JPMorgan Chase & Co. have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and JPMorgan Chase & Co. have filed with the SEC, for more complete information about us, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This term sheet, together with the documents listed on page TS-4 of this term sheet, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Financial.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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